CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Osteologix, Inc. and Subsidiary

We consent to the incorporation by reference in Registration Statement Amendment No. 2 to Form SB-2 (No. 333-135664) of our report dated March 16, 2007, relating to the consolidated financial statements of Osteologix, Inc. and Subsidiary (a development stage company) as of and for each of the three years in the period ended December 31, 2006 and for the period from June 16, 2003 (inception) through December 31, 2006, appearing in this Annual Report on Form 10-KSB of Osteologix, Inc.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
March 27, 2007